Exhibit 22.1

List of Guarantor and Issuer Subsidiaries

The following subsidiaries may be the co-issuer or guarantors (as indicated below) of debt securities issued by Sunoco LP.

Name of Entity	Jurisdiction of Organization or Formation	SUN Notes
Aloha Petroleum LLC	Delaware	Guarantor
Aloha Petroleum, Ltd.	Hawaii	Guarantor
Sunmarks, LLC	Delaware	Guarantor
Sunoco Caddo LLC	Delaware	Guarantor
Sunoco Finance Corp.	Delaware	Co-Issuer
Sunoco, LLC	Delaware	Guarantor
Sunoco NLR LLC	Delaware	Guarantor
Sunoco Refined Products LLC	Delaware	Guarantor
Sunoco Retail LLC	Pennsylvania	Guarantor